Exhibit 99.1

FOR IMMEDIATE RELEASE:

SANJAY MEHROTRA LEAVES WESTERN DIGITAL BOARD OF DIRECTORS

SAN JOSE, Calif. — Feb. 9, 2017 — Western Digital Corp. (NASDAQ: WDC) today announced that Sanjay Mehrotra has stepped down from the company’s board of directors, effective immediately. Mehrotra, co-founder and former chief executive officer of SanDisk Corporation, joined the Western Digital board in May 2016 upon the completion of the company’s acquisition of SanDisk.

“I am pleased with the highly successful integration of SanDisk into Western Digital and with the team’s leadership as they create a broad-based storage industry leader and execute on the transition to next-generation 3D NAND technology,” said Mehrotra. “With these and other strategic initiatives on track, the time is right for me to evaluate the next challenge in my career. I remain supportive of the company and its strategy.”

“We are grateful to Sanjay for his contributions as a member of the board during the integration of our two companies,” said Steve Milligan, chief executive officer, Western Digital. “His wisdom and expertise have been invaluable during this important stage of transformation at Western Digital, and he has left a lasting legacy from his SanDisk years. We wish him the best.”

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This news release contains certain forward-looking statements, including statements concerning the creation of an industry leader, transition to 3D NAND technology and the integration of SanDisk. There are a number of risks and uncertainties that may cause these forward-looking statements to be inaccurate including, among others: volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-Q filed with the SEC on Feb. 7, 2017, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD and SanDisk are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners. © 2017 Western Digital Corporation or its affiliates. All rights reserved.

Company contacts:

Bob Blair

Western Digital Corporation Investor Relations

949.672.7834

robert.blair@wdc.com

Jim Pascoe

Western Digital Corporation Media Relations

408.717.6999

jim.pascoe@wdc.com